                                                               EXHIBIT 9 (g)(ii)

                         MAXCOR FINANCIAL GROUP INC.
                CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                            June 30, 1997             December 31, 1996
                                                                            -------------             -----------------
                                                                             (unaudited)
ASSETS

Cash and cash equivalents                                                   $  17,581,508                $  18,231,926
Restricted cash                                                                 1,914,777                    1,968,851
Commissions receivable                                                         17,699,873                   18,558,643
Equity in affiliated companies                                                  2,776,987                    2,756,741
Receivable from clearing firm                                                   3,239,318                    2,200,062
Deposits with clearing organizations
  (Includes cash of $195,617 and U.S. Treasury
   bills of $6,542,856 at June 30, 1997)                                        6,738,473                    7,181,992
Securities owned                                                                4,564,024                    8,751,276
Receivable from broker-dealers and customers                                   15,034,653                    9,042,613
Prepaid expenses and other assets                                               5,105,224                    6,177,118
Deferred tax asset                                                              5,718,852                    6,662,193
Furniture, equipment and leasehold  improvements                               12,335,525                   13,624,500
Intangible assets                                                               1,811,793                    2,016,800
                                                                            -------------                -------------

    Total assets                                                            $  94,521,007                $  97,172,715
                                                                            =============                =============




             The accompanying notes are an integral part of these
                      consolidated financial statements.


                              Page 4 of 23 Pages

                         MAXCOR FINANCIAL GROUP INC.
                CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                 (continued)


                                                                          June 30, 1997                December 31, 1996
                                                                          --------------               -----------------
                                                                            (unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY:

Liabilities:
  Short-term borrowings                                                    $  14,429,743                 $    9,688,983
  Accounts payable and accrued liabilities                                    18,142,187                     17,336,032
  Accrued compensation payable                                                18,879,462                     22,973,060
  Income taxes payable                                                         1,605,809                      1,804,543
  Obligations under capitalized leases                                         1,175,614                      1,428,764
  Securities sold, not yet purchased                                                                          1,724,531
  Payable to broker dealers and customers                                                                     1,826,250
  Deferred taxes payable                                                         719,324                        719,324
  Notes payable                                                                6,223,909                      7,379,762
                                                                           -------------                 --------------
                                                                              61,176,048                     64,881,249
                                                                           -------------                 --------------
Minority interest in consolidated subsidiaries                                  (272,319)                      (159,408)
                                                                           -------------                 --------------
Stockholders' equity:
  Preferred stock, $.001 par value; 1,000,000 shares
    authorized, none issued and outstanding at June
    30, 1997 and December 31, 1996
  Common stock, $.001 par value; at December 31, 1996,
    30,000,000 shares authorized, 8,949,656 shares issued
    and outstanding; at June 30, 1997, 30,000,000 shares
    authorized, 9,011,294 shares issued and 8,949,656
    shares outstanding (Notes 1 and 2)                                             8,950                          8,950
  Additional paid-in capital                                                  33,533,867                     33,533,867
  Treasury stock                                                                (211,599)
  Accumulated deficit                                                         (2,405,078)                    (3,546,081)
  Foreign translation adjustment                                               2,691,138                      2,454,138
                                                                           -------------                 --------------
       Total stockholders' equity                                             33,617,278                     32,450,874
                                                                           -------------                 --------------
       Total liabilities and stockholders' equity                          $  94,521,007                 $   97,172,715
                                                                           =============                 ==============

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                              Page 5 of 23 Pages

                         MAXCOR FINANCIAL GROUP INC.
                       CONSOLIDATED STATEMENT OF INCOME
                                 (unaudited)

                                              For the Three Months Ended                      For the Six Months Ended
                                            June 30,                 June 30,                June 30,              June 30,
                                               1997                    1996                   1997                   1996
                                         -----------------------------------------------------------------------------------
Revenue:
  Commission income                      $ 42,704,169              $ 41,740,861           $  86,116,521         $  90,080,825
  Interest income                             395,117                   422,059                 823,788               840,831
  Other income                                252,225                    89,792                 428,806               164,517
                                         ------------              ------------           -------------         -------------
                                           43,351,511                42,252,712              87,369,115            91,086,173
                                         ------------              ------------           -------------         -------------
Costs and expenses:
  Payroll and related costs                27,603,129                26,012,610              54,146,346            54,366,463
  Communication costs                       4,133,683                 4,435,222               8,485,917             8,383,935
  Travel and entertainment                  2,672,903                 2,759,893               5,387,284             5,369,774
  Occupancy costs                           1,551,042                 1,532,392               3,101,912             3,033,358
  Depreciation and amortization             1,334,601                 1,145,865               2,657,419             2,317,835
  Clearing fees                             1,407,018                   924,671               3,256,561             2,116,366
  General, administrative and
    other expenses                          2,115,056                 2,059,012               3,688,556             4,063,782
  Interest expense                            231,757                   151,464                 447,263               299,522
                                         ------------              ------------           -------------         -------------
                                           41,049,189                39,021,129              81,171,258            79,951,035
                                         ------------              ------------           -------------         -------------
Income before provision for
    income taxes and minority
    interest                                2,302,322                 3,231,583               6,197,857            11,135,138
Provision for income taxes                  1,826,105                 1,987,353               4,433,952             6,086,881
                                         ------------              ------------           -------------         -------------
Income before minority interest               476,217                 1,244,230               1,763,905             5,048,257

Minority interest in consolidated
    subsidiaries                             (369,161)                  (96,168)               (622,902)             (447,020)
                                         ------------              ------------           -------------         -------------
Net income                               $    107,056              $  1,148,062           $   1,141,003         $   4,601,237
                                         ============              ============           =============         =============
Average common shares outstanding
    (Note 1)                                8,949,656                 8,949,656               8,949,656             8,949,656

Earnings per share (Note 1)              $        .01              $        .13           $         .13         $         .51

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                              Page 6 of 23 Pages

                         MAXCOR FINANCIAL GROUP INC.
          CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
    FOR THE PERIODS ENDED DECEMBER 31, 1996 AND JUNE 30, 1997 (unaudited)

                                                                                        Notes
                                       Additional                                      receivable        Foreign
                          Common        paid-in       Treasury       Accumulated         from           translation
                           stock        capital         stock          deficit        stockholders      adjustments       Total
                           -----        -------         -----          -------        ------------      -----------       -----
Balance at
 December 31, 1995     $   4,258      $ 48,193,040   ($10,177,107)   ($  7,251,041)   ($  2,243,709)   $  2,865,823    $ 31,391,264

Retirement of             (2,587)      (10,174,520)    10,177,107
 treasury stock

Net income for
 the year ended
 December 31, 1996                                                       3,704,960                                        3,704,960

Foreign translation
 adjustment                                                                                                (411,685)       (411,685)

Recapitalization
 in connection
 with the Merger:

  Retirement of
     EBIC stock           (1,671)            1,671
  Issuance of
     shares to
     EBIC                  8,950        18,234,300                                                                       18,243,250
     shareholders
  Cash
    consideration
    paid to EBIC                       (21,955,012)                                                                     (21,955,012)
    shareholders
  Repayment of
    stockholder notes                                                                     2,243,709                       2,243,709
  Expenses
    incurred in
    connection
    with Merger                           (765,612)                                                                        (765,612)
                       ---------      ------------   ------------     ------------     ------------    ------------   -------------
Balance at
 December 31, 1996         8,950        33,533,867                      (3,546,081)                       2,454,138      32,450,874

Net income for
 the six months
 ended June 30, 1997                                                     1,141,003                                        1,141,003


Acquisition of
 treasury stock                                          (211,599)                                                         (211,599)

Foreign translation
adjustment                                                                                                  237,000         237,000
                       ---------      ------------   ------------     -----------      ------------    ------------    ------------
 Balance at June
   30, 1997            $   8,950      $ 33,533,867   ($   211,599)   ($  2,405,078)    $               $  2,691,138    $ 33,617,278
                       =========      ============    ===========     ============     ============    ============    ============


                The accompanying notes are an integral part of
                   these consolidated financial statements.

                              Page 7 of 23 Pages

                         MAXCOR FINANCIAL GROUP INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (unaudited)

                                                                                                   For the Six Months Ended
                                                                                          June 30, 1997              June 30, 1996
                                                                                         --------------              -------------
Cash flows from operating activities:
  Net income                                                                                $ 1,141,003               $  4,601,237
    Adjustments to reconcile net income
    to net cash provided by operating activities:
      Depreciation and amortization                                                           2,657,419                  2,317,835
      Provision for doubtful accounts                                                            24,328                    (13,909)
      Undistributed earnings of affiliates                                                     (652,932)                  (422,239)
      Minority interest in consolidated subsidiaries                                           (266,070)                  (216,211)
      Imputed interest expense                                                                   42,658                     52,940
      Amortization of deferred expenses                                                                                        729
      Deferred income taxes                                                                     898,094                    318,788
  Change in assets and liabilities:
      Increase in restricted cash                                                                                             (764)
      Decrease (increase) in commissions receivable                                             642,906                 (1,472,233)
      Increase in receivable from clearing firm                                              (1,039,256)                  (577,422)
      Decrease (increase) in deposits with clearing organizations                               437,820                    (52,169)
      Decrease in securities owned                                                            4,187,252
      Increase in receivable from broker dealers and customers                               (5,992,040)                (1,100,497)
      Decrease in prepaid expenses and other assets                                           1,717,836                    288,605
      Decrease in short-term borrowings                                                       4,740,760
      Increase in accounts payable and accrued liabilities                                      863,147                  4,302,486
      (Decrease) increase in accrued compensation payable                                    (3,828,252)                 2,651,067
      Increase (decrease)  in income taxes payable                                             (117,887)                (4,349,219)
      Decrease in securities sold, not yet purchased                                         (1,724,531)
      Decrease (increase) in payable to broker dealers and customers                         (1,826,250)                 1,273,046
                                                                                            -----------               ------------
          Net cash provided by operating activities                                           1,906,005                  7,602,070
                                                                                            -----------               ------------
Cash flows from investing activities:
      Purchase of fixed assets                                                               (1,380,599)                (1,369,440)
      Proceeds from the sale of subsidiary                                                      322,622
      Investment in equity affiliates                                                            51,368
      Increase in minority interest in consolidated subsidiaries
                                                                                                (34,292)
                                                                                            -----------               ------------
          Net cash used in investing activities                                              (1,040,901)                (1,369,440)
                                                                                            -----------               ------------

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                              Page 8 of 23 Pages

                         MAXCOR FINANCIAL GROUP INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                           (unaudited) (continued)

                                                                                                 For the Six Months Ended
                                                                                          June 30, 1997               June 30, 1996
                                                                                          -------------               -------------
Cash flows from financing activities:
  Repayment of notes receivable from stockholder                                                                           196,124
  Decrease in notes payable                                                                  (1,099,311)
  Decrease in obligations under capitalized leases                                             (207,034)                  (282,962)
  Acquisition of treasury stock                                                                (211,599)
  Increase in minority shareholders                                                              20,588
  Issuance of common stock, net of expenses                                                                               (236,406)
                                                                                           ------------               ------------
   Net cash used in financing activities                                                      1,497,356                   (323,244)
                                                                                           ------------               ------------
Effect of exchange rate changes on cash                                                         (18,165)                    16,624
                                                                                           ------------               ------------
Net (decrease) increase in cash and cash equivalants                                           (650,417)                 5,926,010

Cash and cash equivalents at beginning of period                                             18,231,925                 27,013,350
                                                                                           ------------               ------------
Cash and cash equivalents at end of period                                                 $ 17,581,508               $ 32,939,360
                                                                                           ============               ============

Supplemental disclosures of cash flow information

Interest paid                                                                              $    141,953
Income taxes paid                                                                             1,724,564               $  5,848,411


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                              Page 9 of 23 Pages

                         MAXCOR FINANCIAL GROUP INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 (unaudited)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION:

Maxcor Financial Group Inc. ("the Company") was incorporated in Delaware in August 1994 under the name of Financial Services Acquisition Corporation, with the objective of acquiring or merging with an operating business in the financial services industry. On August 16, 1996, the Company acquired Euro Brokers Investment Corporation ("EBIC"), a privately-held international and domestic inter-dealer broker, in a merger transaction (the "Merger"). The Company changed its name to Maxcor Financial Group Inc. in June 1997.

EBIC, incorporated in December 1986, through its subsidiaries and affiliates is primarily an inter-dealer broker of money market instruments, derivative products and selected securities, with offices in major financial centers, including New York, London, Tokyo, Toronto and Sydney, and correspondent relationships with other brokers throughout the world. EBIC and its affiliates currently comprise substantially all of the Company's business and assets.

The Merger has been accounted for as a recapitalization of EBIC, with the issuance of shares by EBIC for the net assets of the Company. The historical assets of the Company and EBIC have been reflected in the statement of financial condition at their respective book values. The consolidated results of operations and financial position of the Company for periods and dates prior to the Merger are the consolidated historical results of operations and financial position of EBIC for such periods and dates.

The number of shares of the common stock, par value $.001 per share ("Common Stock"), of the Company outstanding and related earnings per share information, as presented in the Company's audited consolidated financial statements as of and for the year ended December 31, 1996 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Form 10-K"), were presented on a pro forma basis, as if all shares anticipated to be issued in the Merger (9,011,295) had been issued and were outstanding for the merged and recapitalized entity at December 31, 1996 and for the entire period. This number of shares outstanding and related earnings per share information has now been restated to reflect actual shares issued and outstanding at December 31, 1996 of 8,949,656, which is also the number of actual shares outstanding at June 30, 1997. Shares outstanding and related earnings per share information for the three month and six month periods ended June 30, 1996 have been presented as if all shares outstanding at June 30, 1997 had been issued and were outstanding for such three month and six month periods ended June 30, 1996.

                             Page 10 of 23 Pages

The accompanying unaudited consolidated condensed financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form

10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim periods ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. All significant intercompany balances and transactions have been eliminated in consolidation. For further information, refer to the audited consolidated financial statements of the Company as of December 31, 1996 and for each of the years in the three year period then ended and the footnotes thereto included in the 1996 Form 10-K.

NOTE 2 - STOCKHOLDERS' EQUITY:

Common stock and warrants:

The Company is authorized to issue 30,000,000 shares of Common Stock. At June 30, 1997, the Company had outstanding 8,949,656 shares of Common Stock, 7,566,666 redeemable common stock purchase warrants (issued in connection with the Company's 1994 initial public offering) and 7,451,610 Series B redeemable common stock purchase warrants (issued in connection with the Merger and economically identical in their terms to the public offering warrants). Each of the Company's outstanding warrants (both series) currently entitles the holder thereof to purchase from the Company one share of Common Stock at an exercise price of $5.00 per share. The warrants expire on November 30, 2001 and are redeemable, at a price of $.01 per warrant, upon 30 days notice at any time, but only if the last sale price of the Common Stock has been at least $8.50 per share for 20 consecutive trading days ending on the third day prior to the date on which notice of redemption is given.

At June 30, 1997, the Company had 15,018,276 shares of Common Stock reserved for issuance upon exercise of its warrants and an additional 1,800,000 shares reserved for issuance upon exercise of options that may be granted pursuant to the Company's 1996 Stock Option Plan.

The Company held 61,638 shares of Common Stock and 115,015 Series B warrants in treasury at June 30, 1997.


                             Page 11 of 23 Pages

Preferred stock:

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by its Board of Directors. At June 30, 1997, no shares of preferred stock were issued or outstanding.

Pursuant to the Company's adoption of a shareholder rights plan (the "Plan") in December 1996, the Company authorized the creation of Series A junior participating preferred stock and reserved 300,000 shares thereof for issuance upon exercise of the rights that, pursuant to the Plan, were at the time dividended to holders of Common Stock.

NOTE 3 - NET CAPITAL REQUIREMENTS:

The Company's U.S. broker-dealer subsidiary, Euro Brokers Maxcor Inc. ("EBMI"), is subject to the Securities and Exchange Commission's Uniform Net Capital Rule (rule 15c3-1), which requires the maintenance of minimum net capital. EBMI has elected to use the alternative method, as permitted by the rule, which requires that EBMI maintain minimum net capital, as defined, equal to the greater of $250,000; 2% of aggregate debit items arising from customer transactions, as defined; or 4% of the funds required to be segregated pursuant to the Commodity Exchange Act and regulations thereunder. At June 30, 1997, EBMI's net capital was $13,597,751 and exceeded the minimum requirement of $250,000 by $13,347,751. EBMI's memberships in certain clearing corporations and its agreements with certain clearing organizations also require it to maintain certain minimum levels of net capital. In addition, a number of the Company's other subsidiaries operating in various countries are subject to capital rules and regulations issued by the designated regulatory authorities to which they are subject.

                             Page 12 of 23 Pages